Exhibit 10.1

TRADEMARK LICENSE

This Agreement is made and entered into effective as of the 10th October, 2005 (“Effective Date”) by and between Dominion Entertainment, Inc., a Minnesota corporation, having its principal place of business at 2655 Cheshire Lane North, Suite 100, Plymouth, MN 55447 (“Licensor”) on one hand; and BCI Eclipse Company, LLC, a Minnesota limited liability company, 810 Lawrence Drive, #100, Newbury Park, CA 91320 (“Licensee”) on the other hand.

WHEREAS, Licensor owns and/or controls the US Trademark Registration Nos. 1,864,592 and 1,929,509 (herein collectively the “Registrations”), for the marks “K-TEL, and the “K” logo, (herein respectively the “Marks”), of which specimens are attached hereto, made a part hereof, and incorporated by reference on Exhibit “A”; and

WHEREAS, Licensor and Licensee have entered into an agreement attached hereto, made a part hereof, and incorporated by reference as Exhibit “B” (“License Agreement”), whereby Licensor grants to Licensee the right to manufacture, advertise and sell compact discs and digital video discs (“DVD”) for sale through the channels described in the License Agreement embodying master recordings or musical performances in audio and video formats only which are owned or controlled by Licensor and which are limited to and specifically set forth in the License Agreement.  Licensee also intends to license and release compact discs and DVD’s embodying master recordings or musical performances owned by third parties and released by Licensee, which master recordings or DVD’s must be specifically approved by Licensor (if licensed from a non-major record label) (collectively referred to herein as “Products”).  As used herein, “major record label” shall mean EMI, Sony BMG, Warner Music, Universal Music and their respective owned, controlled and affiliated labels.

WHEREAS, the parties are desirous of entering into this Agreement whereby Licensee will obtain the right to use the Marks on the Products during Term (as herein defined).

NOW THEREFORE, the parties hereto agree as follows:

1.             Territory.  United States (“Territory”).

2.             Term.

(a)                                  The “Initial Term” shall commence on the Effective Date of this Agreement and shall terminate at the end of the calendar month occurring fourteen (14) months thereafter unless extended or sooner terminated as provided for herein.

(b)                                 Licensee is granted an option to extend the Initial Term for a second one (1) year period (“First Extension”) conditioned upon the following:

(i)             Licensor must have earned Royalties based on Products shipped (which shall include the Advance as hereinafter set forth) in the amount of three hundred fifty thousand dollars ($350,000.00) (“First Extension Amount”) by the end of the Initial Term.  It is understood and agreed that Royalties based on shipments of Product will not actually be paid to Licensor until the accounting period during which Licensee actually receives payment for such Product; or

(ii)          Licensee shall have the option to pay any shortfall in the First Extension Amount on or before the date which is sixty (60) days following the expiration of the Initial Term in order to qualify for the First Extension, provided however written notice of its intention to pay such amount shall be given to the Licensor on or before the expiration of the Initial Term and provided further that any such shortfall payment shall not applied as a credit against the Second Extension Amount or any payment otherwise due or becoming due under this Agreement or the License Agreement.  Any shortfall amounts paid by Licensee hereunder shall be referred to as a “Shortfall Payment.”

(c)                                  Licensee is granted an option to extend the Term for a third one (1) year period (“Second Extension”) conditioned upon the following:

(i)             Licensor must have earned additional Royalties based on Product shipped equal to or exceeding the sum of four hundred fifty thousand dollars ($450,000.00) during the First Extension period (and not earned during the Initial Term) (“Second Extension Amount”) by the end of the First Extension period.  It is understood and agreed that Royalties based on shipments of Product will not actually be paid to Licensor until the accounting period during which Licensee actually receives payment for such Product; or

(ii)          Licensee shall have the option to pay any shortfall in the Second Extension Amount on or before the date which is sixty (60) days following expiration of the First Extension period in order to qualify for the Second Extension, provided however written notice of its intention to pay such amount shall be given to the Licensor on or before the expiration of the First Extension period and provided further that any such shortfall payment shall not be applied or credited toward any payment otherwise due or becoming due under this Agreement or the License Agreement.  Any such shortfall amounts paid by Licensee shall be referred to as a “Shortfall Payment.”

(d)                                 To the extent that Licensee is required to issue any credits for return of any of Products which were sold or distributed by Licensor, or any of its distributors other than Licensee (“Licensor Products”), and such credits are based on returns of units of Product in excess of twenty-five percent (25%) of the units of such Products set forth on Exhibit C attached hereto and by this reference incorporated herein, Licensee shall have the right to deduct the amount of all such credits in excess of the twenty-five percent (25%) (as well as any third-party return processing charges actually incurred by Licensee on such excess) from any royalties or Extension Amounts otherwise due to Licensor hereunder.  For purposes of clarity, Licensee shall not have the right to deduct the amount of credits for returns until such returns exceed the twenty-five percent (25%) threshold set forth above.  Licensee shall then own any inventory of Licensor Products for which it has accepted such returns and issued credits (up to the twenty-five percent (25%) limitation set forth above) and Licensor shall continue to own any inventory of Licensor Products in excess of the twenty-five percent (25%) limitation set forth above and Licensee shall return such inventory to Licensor at Licensee’s expense.  If Licensee is then selling the same Products, Licensee shall furnish at its own expense the current sleeves for such Products and shall furnish jewel cases at Licensee’s expense, and Licensor shall rework the Products and sell such inventory to Licensor at a purchase price equal to Licensee’s normal manufacturing costs for such Products for Licensee to resell under the terms of this Agreement.  If Licensee is not then selling the same Product then notwithstanding the grant of an exclusive license herein Licensor shall be entitled to sell such inventory through any means whatsoever including traditional retail channels.

(e)                                  Only upon expiration of the Term due to the effluxion of time, Licensee shall have the non exclusive right for a period of six (6) months immediately following such expiration to sell off inventory of the Products then existing, PROVIDED that Licensee continues to account for and pay the royalties herein provided and PROVIDED FURTHER THAT Licensee shall not manufacture in the six (6) months prior to such expiration any more Product than the Licensee reasonably expects to sell during that period and that on expiration of the sell-off period Licensee shall supply Licensor with a full detailed and accurate written inventory confirming the quantity of the Product then in Licensee’s inventory (including inventory held in any location under the possession, custody or control of Licensee).

3.             Grant of Rights.

(a)                                  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the exclusive license to use the Marks in the Territory and during the Term only in association with the Products and only in a field of use (the “Field of Use”) being limited to the sale and distribution of the Products and associated promotional and packaging materials through retail store, online retail store (such as amazon.com) and record and video club sales channels only.  The Field of Use shall specifically exclude, without limitation, TV and/or radio advertised and mail order packages and internet downloads).  Notwithstanding the foregoing, Licensor shall have the right to use the Marks in association with Products sold to fill orders received from customers until the later of such time as Licensor has entirely depleted his inventory of Products and the Licensee is in a position to ship Products.

(b)                                 Licensee shall use the Marks only in the form and manner and with appropriate legends as prescribed from time to time by Licensor, and shall not use any other trademark or service mark in combination with the Marks (other than Licensee’s own trademark) without prior written approval of Licensor, not to be unreasonably withheld.

(c)                                  At the expiration or termination of the Term, Licensee shall execute and deliver to Licensor a document, in form and substance satisfactory to Licensor, assigning to Licensor all of Licensee’s right, title and interest, if any, in and to the aforesaid Marks.  In the event Licensee fails to execute and deliver said document, Licensor shall have the right to execute the same as Licensee’s attorney-in-fact, and Licensee does hereby irrevocably constitute and appoint Licensor its true and lawful attorney-in-fact only for the purpose of executing such document.

(d)                                 Any rights in and to the Marks owned and/or controlled by Licensor which are not specifically granted to Licensee herein are expressly reserved by Licensor.  Licensee agrees and acknowledges that it shall not acquire any rights of any nature in the Marks as a result of Licensee’s use thereof, and that all uses thereof by Licensee shall inure to Licensor.  Licensee acknowledges the validity of the Marks and Licensor’s ownership of the Marks and of the goodwill pertaining thereto, and agrees that the benefit of and goodwill associated with use of the Marks by Licensee will inure entirely for the benefit of Licensor.  During the term of this Agreement and thereafter, Licensee will not:

(i)             do anything or omit to do anything that might impair, jeopardize, violate, or infringe the Marks or Licensor’s rights thereto; or

(ii)          attack or challenge the validity of the Marks or Licensor’s rights thereto, or assist any other party to do so; or

(iii)       do anything through Licensee’s use of the Marks or otherwise to prejudice or diminish the reputation or goodwill of Licensor; or

(iv)      claim, use or apply to register, record, or file any trade-mark, trade name, copyright, or design that is identical or confusingly similar to the Marks, or any portion thereof, or assist any other party to do so.

(v)         use or authorize the use of any Marks or other designation identical with or confusingly similar to any trademark or “logos” owned and/or controlled by Licensor.

(e)                                  The Products shall specifically exclude, without limitation, non-physical master recordings (such as digital downloads) digitally distributed over the Internet or via any on-line service, provided however that Licensee shall have the right to sell finished goods of Product licensed hereunder via Licensee’s website and other on-line retail channels (i.e.  Amazon, Barnes & Noble).

(f)                                    Licensor warrants that it has the authority to grant the rights set forth in this Section 3 to specifically include those rights granted with respect to the use of the Marks.

(g)                                 Licensee may distribute the Product to retailers, reviewers and media outlets as a promotional giveaway for the sole purpose of promoting sales of the Products to retailers, provided however the Licensee’s entitlement to do so shall be limited to commercially reasonable quantities.

4.             Advances and Royalties.

(a)                                  Licensee shall pay to Licensor a non-returnable advance against Royalties, as that term is defined herein (“Advance”) of one hundred thousand dollars ($100,000.00) upon execution of this Agreement.

(b)                                 The Advance payment shall be recoupable by Licensee out of fifty percent (50%) of the Royalties which would otherwise be payable to Licensor until such time as Licensee has recouped the Advance, at which time one hundred percent (100%) of Royalties shall be paid to Licensor.  Except as provided in this Section 4(b), the Advance shall not applied or credited toward any payment otherwise due or becoming due under this Agreement or the License Agreement or the Canadian Trademark License Agreement.

(c)                                  Royalties shall be paid every quarter with the first reporting period to cover October through December 2005 within sixty (60) days from the last day of such calendar quarter, which Royalties shall be accompanied by a statement of sales from all sources.

(d)                                 In addition to the Royalty payments and statements, Licensee shall submit monthly sales statements to show gross shipments itemized by Products to Licensor for sales from all sources by the end of each month subsequent to the prior reporting month with the first sales statement due November 30, 2005 for sales during the period of October 2005.  Time shall be of the essence in respect of all Licensee’s obligations to pay any and all sums due to Licensor under this Agreement.

(e)                                  In the event Licensee fails to timely make payments due under this Agreement or the License Agreement or the Trademark License Agreement entered into between K-tel International, Ltd. and the Licensee dated the date hereof (the “Canadian Trademark License Agreement”) then, this Agreement, License Agreement and the Canadian Trademark License Agreement shall concurrently terminate subject to the notice and cure provision of Section 11 herein.

(f)                                    Licensee agrees to pay to Licensor royalties (“Royalties”) of:

(i)             thirty cents (30¢) per unit on one hundred percent (100%) of all compact disc audio Products and all karaoke audio Products sold and paid for, without deductions, with a wholesale price floor of $3.00 per unit (“Minimum Base Price”) subject to Section 4(g) below;

(ii)          ten percent (10%) of the wholesale selling price per unit on one hundred percent (100%) of all DVD audio Products sold and paid for, without deductions, with a wholesale price floor equal to the Minimum Base Price;

(g)                                 Notwithstanding the foregoing, Licensee may from time to time offer special discounted programs whereby the wholesale price falls below the Minimum Base Price.  In that event, Licensee shall pay Royalties of ten percent (10%) based on such lower wholesale price; provided, that in no event shall the Royalty be less than twenty-seven and one-half cents (27½ ¢) per unit of Product sold and paid for; and, provided further, that Licensee may not pay such lowered royalty on more than twenty percent (20%) of all units of Product sold and paid for regardless of the wholesale price at which such Products were sold.

(h)                                 Interest at the rate of three per cent (3%) above the then current prime being charged by Wells Fargo Bank from time to time published shall be charged to and payable by Licensee for the period commencing upon the date such payment was due until the date such payment is made.

5.             Audits.  During the Term and thereafter as long as Licensee continues to sell the Products in accordance with this Agreement and for a period of one (1) year thereafter, Licensee shall keep and maintain full detailed and accurate written records and books of account relating to the sale of Products.  Licensor, and its appointees, shall have the right to audit and inspect Licensee’s books and records as relates to the subject matter of this Agreement.  Such inspection shall be allowed once during each contract year at Licensee’s principal place of business in the United States where books and records are maintained.  Such inspections shall be allowed during the Term and for one (1) year thereafter.  Such inspection shall be at Licensor’s expense provided, however, that if an underpayment to Licensor is equal to or in excess of five (5%) percent of the Royalties due and payable in any payment period is discovered, Licensee shall reimburse Licensor for the reasonable and direct expenses of such inspection in addition to remitting the amount determined to be due.

6.             Quality Control.

(a)                                  Licensee agrees that all Products bearing the Marks which are manufactured, advertised and sold by Licensee under this Agreement and all covers, tray cards,

sleeves and other packaging, and all advertising and promotional material relating thereto, shall be of the same nature and quality as the goods of Licensor and shall strictly comply with Licensor’s reasonable instructions with respect to the use thereof.  Licensee shall further strictly comply with all reasonable label copy instructions received from Licensor.  Licensee shall cooperate with Licensor to facilitate Licensor’s control of such nature and quality, to permit reasonable inspection of Licensee’s operation, and to supply Licensor with specimens of all uses of the Mark upon request.

(b)                                 If any materials or actions are reasonably disapproved by Licensor, Licensor will notify Licensee and Licensee shall immediately correct the problem to Licensor’s satisfaction.  In the event Licensor requests such a change, the parties shall cooperate with each other and Licensee will promptly comply with such reasonable request to ensure that the goodwill associated with the Marks is maintained.

(c)                                  The parties acknowledge that Licensor’s quality control rights in this Section 6 are necessary to preserve the excellent reputation and goodwill associated with the Marks.

(d)                                 Licensee shall use the Marks in a professional, first-class manner in order to preserve and enhance the goodwill associated with the Marks.  Licensee will use the Marks only while this Agreement is in effect, only in respect of the Products, only within the Field of Use and only in accordance with the policies, practices, specifications, directions, and standards reasonably stipulated by Licensor to Licensee from time to time.  Licensee warrants that it possesses the expertise, facilities and ability to professionally and successfully operate its business and to promote the goodwill associated with the Marks.  Licensee will not use the Marks in any manner that is not expressly permitted by this Agreement unless Licensor agrees to same in writing.

(e)                                  Whenever Licensee uses the Marks, it shall give or print a notice to the effect that the mark is owned by Licensor or its licensors and used under license by Licensee.

(f)                                    Licensor shall exclusively own all world-wide right, title and interest in and to all United States and foreign trademarks, copyrights, service marks, trade secrets and all other intellectual property or industrial property rights in any way regarding the Marks, and to all derivative works and/or modifications thereto.  The copyright in and to all material containing or referring to the Marks or any words or designs that are substantially similar to the Marks and that are prepared by or on behalf of Licensee shall be or become the sole property of Licensor.  Licensee will promptly do such acts and execute and deliver to Licensor all instruments that Licensor, acting reasonably determines is necessary to effect, perfect, register, or record such ownership.  In the event Licensee or its agents develop or create logos, designs, or other artwork that Licensor approves (in advance and in writing) to be used in conjunction with the Marks, including without limitation all covers, tray cards, sleeves and other packaging, and all advertising and promotional material relating thereto, all such written and graphic materials, designs, logos, and other items (collectively “Designs”) shall be a “work-for-hire” under the copyright laws of the United States, and Licensor shall be the sole author and owner of all such work.  As additional consideration for this Agreement, Licensee irrevocably assigns and transfers to Licensor all right, title and interest worldwide in and to all such Designs, and to all modifications and derivative works thereof, and to all worldwide intellectual property rights related thereto.  Upon Licensor’s request, Licensee shall execute any and all assignments, applications and other documents, and perform such acts as Licensor requests to obtain trademark, copyright or other proprietary protection in any country in order to protect Licensor’s interest in all such Designs.  Licensee shall have the right to use the Designs only with the Marks as approved by Licensor.

(g)                                 Licensee shall comply with the applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of Products, goods and services covered by this License.

(h)                                 In the event Licensee fails to abide, in any respect, by the provisions set forth above in Sections 3a) to f) above, Licensor shall have the right to terminate this Agreement subject to the Notice and Cure as provided in Section 11.

(i)                                     Licensee shall notify Licensor of any adverse use of a trademark or other designation similar to any trademarks or “logos” owned and/or controlled by Licensor, of which Licensee is or becomes aware and Licensee shall not communicate with any person other than Licensor and its counsel in connection with any such adverse use.  Licensor shall have the sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation or other administrative claim or otherwise relating to any of the Marks.  Any money, damages or other benefits arising out of any such infringement, challenge or claim shall accrue to Licensor.  Licensee shall cooperate fully in the enforcements of rights contained in this section, including, without limitation, releasing information and documents relevant thereto, participation in any litigation brought hereunder, and/or appearance as witnesses therein.  Licensee shall not at any time apply for any registration (in any name other than Licensor’s) of any copyright, trademark or “logo” or other designation which includes any trademarks or “logos” owned and’/or controlled by Licensor in whole or in part, and shall not file any document with any governmental authority or take any other action which would affect the status of the Marks.

(j)                                     If there is a claim by any party, person or entity that its rights under federal, state or foreign law or under common law are superior (because of prior use, prior registration or for any other reason) to any of the Marks or future trade marks at any time registered by Licensor, or any logos, designs, copyrights, business or commercial symbols, or business features (in this section collectively referred to as the “Marks and Identifications”), and if Licensor determines that said claims are legally meritorious, by Court proceedings and/or in reliance upon an opinion of legal counsel, then upon receiving written notice from Licensor, Licensee at its expense, will, as soon as practicable thereafter, use such substitution, variances, combinations, alternatives, alternates, modifications, changes and amendments of and to the Marks and Identifications.  Licensee will not make or adopt any changes, substitutions, alternatives, amendments, modifications or alternates whatever in or to the use of the Licensed and Identifications unless directed by Licensor in writing.

7.             Approvals of Products.  Licensor shall have the right to approve in writing the content and packaging of any Products released hereunder which have been licensed from any non-major label third party on which the Marks are used, which approval shall not be unreasonably withheld.

8.             Injunctive Relief.  Each party expressly agrees that in the event Licensee breaches any provision of this Agreement, and in addition to any other rights or remedies available, the other party shall be entitled to seek injunctive relief and/or damages, resulting from any such breach, which may be reduced to a final, adverse judgment.

9.             Indemnification.  Licensee and Licensor shall indemnify, defend and hold each other harmless from any and all loss and damage, including reasonable attorney’s fees, arising out of or connected with any claim by any third party or from any act by either party which is inconsistent with any of the warranties, representations, and/or agreements made by either party herein, and shall reimburse the other party on demand for any payment made by it at any time with respect to any liability or claim to which the foregoing indemnity applies.  Licensor shall have the right at all times, in its sole discretion, to control the defense of any claim.  If Licensor fails to pay an indemnity due hereunder to the Licensee, Licensee may withhold such amounts from any monies due to the Licensor under this Agreement or the License Agreement or the Canadian Trademark License Agreement.

10.           Assignment.  Licensor may assign this Agreement to any third party or to any subsidiary, affiliated or controlling corporation or to any party owning or acquiring a substantial portion of the assets or stock of Licensor.  Licensor may also sublicense its rights hereunder to any of its Licensee’s to the extent necessary or advisable in Licensor’s sole discretion to implement the license granted.  Licensee may assign this Agreement to any subsidiary, affiliated or controlling corporation.  Any other assignment by either party requires the other party’s prior written approval, which shall not be unreasonably withheld or delayed.  Licensee may not sublicense its rights hereunder.

11.           Notice and Cure.  In the event that Licensee fails or refuses to perform any other of Licensee’s obligations to be performed hereunder in default under this Agreement, Licensor shall give Licensee written notice of breach to include the reasons for default (“Notice”).  Upon receipt of Notice, Licensee shall have thirty (30) days to correct the default described in the Notice (“Cure”).  If such default is not fully Cured to Licensor’s satisfaction, Licensor shall have the right to immediately terminate the rights granted in this Agreement.  Licensee shall be obligated to make payments and otherwise abide by the surviving obligations under this Agreement.

12.           Termination.  Licensor shall have the right to terminate this Agreement upon fifteen (15) days written notice to Licensee in the event of any affirmative act of insolvency by Licensee, or upon the appointment of any receiver or trustee to take possession of the properties of Licensee or upon the winding-up, sale, consolidation, merger or any sequestration of governmental authority of Licensee; or upon termination of the License Agreement or the Canadian Trademark License Agreement pursuant to the terms thereof.  Licensee acknowledges and agrees that its strict observance and performance of all of the covenants, terms and provisions of this Agreement are necessary for the protection of Licensor and the Marks.  Licensor acknowledges and agrees that such observance and performance by Licensee are conditions precedent to each and all of the rights granted to Licensee under this Agreement.  Upon termination of this Agreement, nothing herein shall be construed to release any party from any liability for any obligation incurred to the effective date of termination or for any breach of this Agreement prior to the date of such termination and all accrued obligations or liabilities of the parties and the provisions of this Agreement which by their nature are intended to endure beyond such termination shall remain in full force and effect.  Upon expiration or termination of this Agreement, the License to use the Marks shall automatically revert to Licensor, and Licensee shall immediately cease using any of the Marks, or any marks confusingly similar to the Marks, and shall destroy all materials bearing the Marks.  Upon any termination or expiration of this Agreement, Licensee shall have no right to indicate in any manner that Licensee was formerly a licensee of the Marks or any similar reference thereto.

13.           Miscellaneous Provisions.

(a)                                  This Agreement represents the entire agreement between the parties concerned and the subject matter hereof and supersedes all prior agreements with respect thereto between the parties hereto and any of them.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

(c)                                  This Agreement shall be subject to and governed by the laws of the State of Minnesota and all questions concerning the meaning and intention of the terms of this Agreement and concerning the validity hereof and questions relating to the performance hereunder shall be adjudged and resolved in accordance with the laws of said state.  Any controversies arising out of this Agreement shall be brought by the parties to Hennepin County District Court, Fourth Division, State of Minnesota, or to the United States District Court for the District of Minnesota, and they hereby grant jurisdiction of such court(s) and to any appellate courts having jurisdiction over appeals from such court(s).

(d)                                 Whenever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

(e)                                  This Agreement may not be and shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived in whole or in part except by written instrument signed by the parties hereto.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

(f)                                    All representations, warranties, covenants and undertakings made hereunder shall survive the term and termination of this Agreement.

(g)                                 This Agreement may be executed by the parties in separate counterparts, each of which, when executed and delivered, shall be an original, but of which together shall constitute one and the same instrument.

(h)                                 Nothing contained herein shall be construed to create a partnership or joint venture between Licensor and Licensee.  No signatory of this document shall be deemed to be an agent of the other party nor can either party in any way bind the other party or incur any obligation or liability on behalf of the other.

(i)                                     In the event a court of competent jurisdiction makes an adjudication to enforce the terms and conditions hereof, the prevailing party shall be entitled to its costs, including reasonable attorneys’ fees, in an amount determined by the court.

(j)                                     Time shall be of the essence of this Agreement.

(k)                                  All amounts expressed herein are in US dollars.

(l)                                     No warranties or representations shall be deemed to have been made by either party except as expressly hereinabove set forth.

(m)                               Any notice or other communication given or made under this Agreement shall be in writing and, without prejudice to the validity of any other method of service, may be delivered personally or by courier or sent by facsimile transmission or by first class prepaid recorded delivery letter and shall be addressed if to Licensor to Licensor at the address on the cover page of this Agreement and if to Licensee to Licensee’s address at the address on the cover page of this Agreement (with a copy to Howard M. Zelener, ESQ 548 Carnes Circle, Redlands, CA 92374) or to such other address or facsimile transmission number as the relevant addressee may hereafter by notice hereunder substitute.

(n)                                 Any such notice or other communication shall be deemed to have been duly served given or made (i) in the case of mailing three (3) days after the envelope containing such notice was mailed and proof that any such envelope was properly addressed prepaid registered or certified and mailed shall be sufficient evidence that such notice or other communication has been duly served, given or made; or (ii) in the case of delivery when left at the relevant address; or (iii) in the case of a facsimile transmission upon receipt by the addressee of the complete text in legible form.

This Agreement shall not become effective until executed by both parties hereto.

DOMINION ENTERTAINMENT, INC.	BCI ECLIPSE COMPANY, LLC.
By: /s/ P. Kives	By:	/s/ Edward Goetz
An authorized signatory	An authorized signatory
Fed Tax ID # 41-1545922	Fed Tax ID # 20-1482637

Agreement 14324

Exhibit A

Word Mark	K
Goodsand Services	IC 009. US 021 026. G & S: pre-recorded audio tapes, compact discs and video tapes featuring music. FIRST USE: 19921101. FIRST USE IN COMMERCE: 19921101
MarkDrawing Code	(3) DESIGN PLUS WORDS, LETTERS, AND/OR NUMBERS
DesignSearch Code	26.01.21 - Circles that are totally or partially shaded.
Serial Number	74559386
Filing Date	August 10, 1994
CurrentFiling Basis	1A
OriginalFiling Basis	1A
Publishedfor Opposition	August 1, 1995
Registration Number	1929509
Registration Date	October 24, 1995
Owner	(REGISTRANT) K-TEL INTERNATIONAL, INC. CORPORATION MINNESOTA 2655 CHESHIRE LANE NORTH, STE 100 PLYMOUTH MINNESOTA 55447
Assignment Recorded	ASSIGNMENT RECORDED
Attorney of Record	John J. Held
Prior Registrations	0991990;1090236
Type of Mark	TRADEMARK
Register	PRINCIPAL
Affidavit Text	SECT 15. SECT 8 (6-YR). SECTION 8(10-YR) 20050307.
Renewal	1ST RENEWAL 20050307
Live/Dead Indicator	LIVE

1

Word Mark	K-TEL
Goodsand Services	IC 009. US 021 026 036. G & S: pre-recorded audio tapes, compact discs and videotapes, all featuring music. FIRST USE: 19721101. FIRST USE IN COMMERCE: 19721101
MarkDrawing Code	(1) TYPED DRAWING
DesignSearch Code
Serial Number	74466358
Filing Date	December 3, 1993
CurrentFiling Basis	1A
OriginalFiling Basis	1A
Publishedfor Opposition	September 6, 1994
Registration Number	1864592
Registration Date	November 29, 1994
Owner	(REGISTRANT) K-tel International, Inc. CORPORATION MINNESOTA 2655 Cheshire Lane North Suite 100 Plymouth MINNESOTA 55447
Assignment Recorded	ASSIGNMENT RECORDED
Attorneyof Record	John J. Held
Prior Registrations	0973984;1077308
Type of Mark	TRADEMARK
Register	PRINCIPAL
Affidavit Text	SECT 15. SECT 8 (6-YR). SECTION 8(10-YR) 20050222.
Renewal	1ST RENEWAL 20050222
Live/Dead Indicator	LIVE

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